Exhibit 10.10

[SUPERVALU Logo]

Corporate Offices

PO Box 990

Minneapolis, MN 55440

(952) 828-4000

August 2, 2012

Wayne C. Sales

Dear Wayne:

We are pleased to outline the terms of your employment in the position of President and Chief Executive Officer of SUPERVALU INC (the “Company”). We look forward to benefiting from your experience, knowledge and leadership in your new role with the Company. You will continue as a member of the Board of Directors of the Company (the “Board”) and we have taken action to amend the Company’s by-laws in order to allow you to continue as Chairman of the Board following your appointment as President and Chief Executive Officer. As we agreed, your employment commenced on July 29, 2012.

The specific terms of your employment are as follows:

TERM: This letter agreement shall have a two-year term, ending on July 28, 2014 (the “Term”). The Term is subject to extension only by a mutual, written, signed agreement by you and the Company.

SIGNING BONUS: You will be paid a signing bonus of $1,260,000 in two installments of $630,000 each; the first to be paid within fourteen days of your signing this letter, and the second on the first anniversary of your commencement of employment as the Chief Executive Officer (July 29, 2013). This signing bonus is subject to all applicable taxes and withholdings. If you are terminated by the Company without “Cause” (as defined herein), the unpaid portion of the signing bonus will be paid to you in a lump sum not later than fourteen days following your termination. If your employment ends for any other reason, any unpaid portion of the signing bonus will be forfeited.

SALARY: You will earn a salary during the Term at an annualized rate of $1,500,000 (subject to applicable federal and state income and social security tax withholding requirements), which will

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August 2, 2012

be paid in substantially equal installments in accordance with the Company’s payroll policies. If you are terminated by the Company without Cause (as defined herein), the portion of the salary which would have been paid from your termination date through the end of the Term will be paid to you in a lump sum (subject to all applicable taxes and withholdings) not later than fourteen days following your termination. If your employment ends for any other reason, you will receive no salary following your termination/end of employment.

CASH BONUS: You will earn a cash bonus for the portion of the Company’s fiscal year ending February 23, 2013 equal to $1,000,000 (subject to all applicable taxes and withholdings), paid not later than 2-1/2 months following the end of such fiscal year. You will have the opportunity to earn a bonus for (A) the Company’s fiscal year ending February 22, 2014 with a minimum of zero, a target of $1,500,000 and a maximum of $3,000,000, to be paid not later than 2-1/2 months following the end of such fiscal year, and (B) the period commencing on February 23, 2014 and ending at the end of the Term with a minimum of zero, a target of $500,000 and a maximum of $1,000,000, in each case based on the attainment of performance goals proposed by you to, and subject to the final approval of, the Leadership Development and Compensation Committee of the Board (the “Compensation Committee”), and paid not later than 2-1/2 months following the end of the applicable performance period. If you are terminated by the Company without Cause (as defined herein), you will be paid (i) in a lump sum not later than fourteen days following your termination, the minimum bonus in respect of the Company’s fiscal year ending February 23, 2013, if not previously paid, (ii) in a lump sum not later than fourteen days following your termination, the target bonus for (X) the Company’s fiscal year ending February 22, 2014 and (Y) the period commencing on February 23, 2014 and ending at the end of the Term, to the extent that your termination is prior to end of any such period and (iii) when it would be paid in the ordinary course, the bonus actually earned by you in respect of the Company’s fiscal year ending February 23, 2014 if your termination occurs on or after February 23, 2014 and such bonus has not previously been paid. If your employment ends for any other reason, you will receive no bonuses following your termination/end of employment; provided that, if your employment ends at the end of the Term, you will receive the bonus in respect of the period commencing on February 23, 2014 and ending at the end of the Term in the ordinary course as described above.

STOCK UNIT GRANTS: On August 2, 2012 and, if you are still employed as Chief Executive Officer on July 29, 2013, on July 29, 2013, you will receive a grant of stock units (the “Stock Units”) under the Company’s 2012 Stock Plan (the “Stock Plan”) in respect of a number of shares of the Company’s common stock (“Stock”) equal to $1,100,000 divided by the closing price of a share of Stock on the New York Stock Exchange (the “Closing Price”) on the date of grant (with the number of shares being adjusted, if appropriate, in accordance with Section 4(c) of the Stock Plan). These Stock Units will be converted into shares of Stock (on a one-for-one basis) at the earliest of (i) the second anniversary of the date of grant, (ii) your incurrence of a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), other than on account of your death or your becoming “disabled” (within the meaning of Section 409A(a)(2)(C) of the Code), (iii) the fifth business day following your

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death or your becoming “disabled” (within the meaning of Section 409A(a)(2)(C) of the Code) and (iv) a “Change in Control,” as defined in the Stock Plan, provided that such Change in Control is a change in ownership or effective control, or in the ownership of a substantial portion of the assets, of the Company for purposes of Section 409A of the Code (a “Change in Control”).

PERFORMANCE SHARE GRANTS: On August 2, 2012 and, if you are still employed as Chief Executive Officer on July 29, 2013, you will receive a grant of performance shares (the “Performance Shares”) under the Stock Plan with a target number of shares of Stock equal to $1,100,000 divided by the closing price of a share of Stock on the New York Stock Exchange on the date of grant (with the target number of shares being adjusted, if appropriate, in accordance with Section 4(c) of the Stock Plan). These Performance Shares will be converted into shares of Stock on the ”Performance Share Settlement Date” (as defined below), with the number of shares being equal to (i) zero if the “Average Closing Price” (as defined below) on the “Measurement Date” (as defined below) is 50% or less of the Closing Price on the date of grant, (ii) 100% of the target number, if the Average Closing Price on the Measurement Date is equal to the Closing Price on the date of grant, (iii) 200% of the target number, if the Average Closing Price on the Measurement Date is 200% of the Closing Price on the date of grant, and (iv) 300% of the target number, if the Average Closing Price on the Measurement Date is 300% of more of the Closing Price on the date of grant, with straight-line interpolation of the number of shares where the Average Closing Price on the Measurement Date is between 50% - 100%, 100% - 200% and 200% - 300% of the Closing Price on the date of grant. For purposes of this paragraph:

1.	“Measurement Date” means the earlier of (i) the first anniversary of the applicable grant date, (ii) the date of a Change in Control, or (iii) the date of your separation from service for purposes of Section 409A of the Code due to a termination of your employment by the Company without Cause (as defined herein).

2.	“Average Closing Price” means (a) if the Measurement Date is determined pursuant to either clause (i) or clause (iii) of the definition of “Measurement Date,” the average of the Closing Prices for the 20-trading day period ending immediately prior to the applicable Measurement Date, and (b) if the Measurement Date is determined pursuant to clause (ii) of the definition of “Measurement Date,” the fair market value of the Stock as determined with reference to the Change of Control transaction.

3.	“Performance Share Settlement Date” means the earliest of (i) the second anniversary of the date of grant, (ii) the fifth business day following your death or your becoming “disabled” (within the meaning of Section 409A(a)(2)(C) of the Code) or (iii) the date of a Change in Control.

Notwithstanding the above, (i) any Performance Shares as to which the Measurement Date has not occurred at the time of your death or your becoming “disabled” (within the meaning of Section 409A(a)(2)(C) of the Code) will be converted into the target number of shares of Stock upon your death or such disability, (ii) if your employment is terminated by the Company

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without Cause (as defined herein), any Performance Shares which had already been granted and as to which the Measurement Date has not yet occurred at the time of your termination shall be converted at the Performance Share Settlement Date into the greater of (A) the number of shares of Stock determined by applying the first paragraph under “Performance Share Grants” above or (B) the applicable target number of shares of Stock, (iii) any Performance Shares as to which the Measurement Date has not occurred at the time your employment is terminated due to your resignation shall be forfeited, (iv) any Performance Shares as to which the Performance Share Settlement Date has not occurred at the time your employment is terminated by the Company with Cause (as defined herein) shall be forfeited, and (v) the Compensation Committee may adjust the performance goals described above in its sole discretion in connection with a corporate transaction or otherwise.

TERMINATION OF EMPLOYMENT: In addition to the payments and benefits described above, if your employment is involuntarily terminated by the Company without Cause (as defined herein) prior to July 29, 2013, you will receive a lump sum payment of $2,200,000 (subject to all applicable taxes and withholdings) in respect of, and in lieu of, the Stock Unit and Performance Share grants scheduled to be made to you on July 29, 2013, with such payment being made not later than fourteen days following your termination. If your employment ends for any other reason, you will not be eligible to receive this lump sum payment.

BENEFITS: In addition to your compensation described in the preceding paragraph, you will be able to participate in the Company’s comprehensive benefits program. This program is summarized in a document that you previously received from the Company. The Company will cooperate with your efforts in maintaining your existing retiree medical coverage from a prior employer.

REIMBURSEMENT OF EXPENSES/COMMUTING: The Company will pay or reimburse you for all reasonable travel and other business related expenses incurred by you in performing your duties as President and Chief Executive Officer in accordance with the Company’s policies and procedures as in effect from time to time; provided, however that the Company will not reimburse you for living expenses incurred by you in Minnesota. However, the Company will assist you in commuting between your residence in Florida or Michigan and the Company’s executive offices in Minnesota, not more than one round-trip per week, by either, at your option, (i) providing you with use of the Company’s aircraft, if the Company owns or controls an aircraft and it is available, or (ii) reimbursing you for the cost of flying commercial first class, provided that you shall be responsible for all taxes incurred by you in connection with this benefit.

PAID TIME OFF: The Company has a Paid Time Off (PTO) policy that provides a bank of paid time for needs such as vacation, personal illness, family needs, etc. You will be eligible for 27 days of PTO annually, which will be prorated during your first year of employment based on your start date.

EXECUTIVE DEFERRED COMPENSATION PLAN: You will be eligible to participate in the Executive Nonqualified Deferred Compensation Plan which provides favorable pretax deferrals of your Base Compensation, as well as tax deferred growth and credited interest. Enrollment in this plan occurs in December of each year.

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ANNUAL PHYSICAL: You will be a member of the Company’s Leadership Council and are therefore eligible for an annual executive physical exam with the health care provider of choice.

NON-EMPLOYEE DIRECTOR COMPENSATION: During the period that you serve as President and Chief Executive Officer of the Company you will not be eligible to receive compensation or benefits (including without limitation director fees) pursuant to any non-employee director plans or programs maintained by the Company, other than that granted prior to the date of this letter. Once you cease serving as President and Chief Executive Officer, you will, subject to your continued service as a member of the Board, once again be eligible to receive director fees and to participate in any non-employee director compensation or benefit plans or programs available to non-employee directors generally.

OTHER DIRECTORSHIPS: In connection with your appointment as President and Chief Executive Officer, you will resign or take an indefinite leave of absence from any other directorships that the Board determines would conflict with your duties as President and Chief Executive Officer, specifically including without limitation your directorships at Georgia Gulf Corporation and Discovery Air Inc. However, you may continue serving as a director of Tim Hortons Inc.

MISCELLANEOUS: Your employment will be “at will,” which means that either you or the Company may terminate your employment for any reason, at any time, with or without notice. You hereby waive any rights to participate in the Company’s Executive & Officer Severance Pay Plan, and consequently you will not participate in such plan and you are not eligible to receive any payments or benefits under such plan. You will not be provided with a Change of Control Severance Agreement, and you are not eligible to receive any payments or benefits under the Company’s Change of Control Severance Agreement.

DEFINITION OF “CAUSE”: For purposes of this letter and the use of the term herein, “Cause” means: (1) the continued failure to substantially perform your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written notice has been provided identifying the manner in which you have not substantially performed your duties, and after you have had six months to improve your performance to the Company’s expectations; (2) the conviction of, or plea of guilty or nolo contender to, a felony or your engagement in conduct which, in the Company’s opinion, is materially and demonstrably injurious to the Company; (3) the commission of an act or acts of personal dishonesty intended to result in your substantial personal enrichment at the expense of the Company; provided however, that in no event shall Cause exist by virtue of any action taken by you in compliance with the express written directions of the Board or in reliance upon the express written consent of the Company’s counsel; or (4) your failure to comply with Company policies relating to Code of Business Conduct, Equal Employment Opportunities and Harassment, or Workplace Violence. To constitute a termination for Cause under this definition, you also will be provided a notice of

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termination within six (6) months after the Company has actual knowledge of the act or omission constituting Cause, you will be provided with an opportunity to be heard by the Board no earlier than 30 days following the notice of termination; and there must be a good faith determination of Cause by at least 2/3s of the nonemployee outside directors of the Company. Whether the termination meets the criteria for Cause outlined above will be determined by the Company in its sole discretion based on all the facts and circumstances. The Company’s decision will be final and binding.

NON-COMPETE, NON-SOLICITATION, CONFIDENTIALITY AND MANDATORY ARBITRATION: By accepting this offer, you agree to the Confidentiality, Non-Compete, and Non-Solicitation provisions contained in the “Terms and Conditions of Employment “ attached as Exhibit A, and that are incorporated herein by reference. You also agree that any and all employment disputes occurring during or after your employment with SUPERVALU are subject to mandatory arbitration.

ENTIRE AGREEMENT: This offer letter and Agreement is intended to be the entire agreement between the Company and you with respect to the matters described herein. No waiver or modification shall be valid unless made in writing, signed by both you and the Chair of the Board’s Leadership Development and Compensation Committee.

CONTROLLING LAW: This Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Minnesota.

SEVERABILITY: You agree that the terms of this Agreement are severable, and if any provision of this Agreement is found to be void and unenforceable by a court, that judgment will not affect, impair or invalidate the remainder of this Agreement.

Please feel free to contact Dave Pylipow at (952) 828-4930 with any questions regarding the terms outlined in this letter. If the foregoing accurately expresses our mutual understanding, please execute the enclosed copy of this letter in the space provided below, and return to Mr. Pylipow.

Sincerely,

Susan E. Engel, Chair, Leadership Development
and Compensation Committee

Wayne C. Sales

August 2, 2012

AGREED AND ACCEPTED:

WAYNE C. SALES

Wayne C. Sales

August 2, 2012

EXHIBIT “A”

TERMS AND CONDITIONS OF EMPLOYMENT

The following are confidentiality, noncompete, nonsolicitation and mandatory arbitration agreements referenced in the attached offer letter. By accepting this offer of employment, you agree to these terms and conditions. As they concern important legal rights, you are urged to read carefully, and consult counsel, if necessary, to ensure you understand these provisions.

As used below, “You” refers to the individual to whom this offer of employment is being extended. “Company” refers to SUPERVALU INC., and all of its subsidiaries, affiliates, and related companies.

You affirm, agree and understand that the offer letter, as attached, includes the following provisions, and that by accepting the Company’s offer of employment, You agree to abide by, and be bound by, the following:

1.	Confidentiality. You acknowledge that, in the course of your employment with the Company, You will have access to Confidential Information that was obtained or developed by the Company at great expense and that is zealously guarded from unauthorized disclosure. Your access to and possession of this Information will be due solely to your employment with the Company. You agree You will not, at any time during or following termination of employment for any reason, disclose, use, or otherwise make available to any third party, any Confidential information relating to the Company’s business, products, services, customers, vendors, or suppliers; trade secrets, data, specifications, techniques; long and short term plans, existing and prospective client, vendor, supplier, and employee lists, contacts, and information; financial, personnel, and information system information and applications; and any other information concerning the business of the Company which is not disclosed to the general public or known in the industry, except with the express written consent of the Company. All Confidential Information, including all copies, notes regarding, and replications of such Confidential Information will remain the sole property of the Company, as applicable, and must be returned to the Company immediately upon your termination from the Company.

2.	Non-Solicitation of Customers, Vendors, or Suppliers. You specifically acknowledge that the Confidential Information described above includes confidential data pertaining to existing and prospective customers, vendors, and suppliers of the Company; that such data is a valuable and unique asset of the business of the Company, and that the success or failure of their businesses depends upon their ability to establish and maintain close and continuing personal contacts and working relationships with such existing and prospective

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customers, vendors, and suppliers and to develop proposals which are specific to such existing and prospective customers, vendors and suppliers. Therefore, You agree that for twelve (12) months following the date of your termination from the Company, You will not (except on behalf of the Company, or with the Company’s express written consent) solicit, approach, contact or attempt to solicit, approach, or contact, either directly or indirectly, on your own behalf or on behalf of any other person or entity, any existing or prospective customers, vendors, or suppliers of the Company with whom You had contact or about whom You gained Confidential Information during Your employment with the Company for the purpose of obtaining business or engaging in any commercial relationship that would be competitive with the “Business of the Company” (as defined above or cause such customer, supplier, or vendor to materially change or terminate its business or commercial relationship with the Company. This provision is in addition to, and not in lieu of, similar provisions in any other agreement(s) between You and the Company.

3.	Non-Solicitation of Employees. You specifically acknowledge that the Confidential Information described above also includes confidential data pertaining to Employees and agents of the Company, and You further agree that for twelve (12) months following your termination of employment, You will not, directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit, contact, approach, encourage, induce or attempt to solicit, contact, approach, encourage, or induce any of the employees or agents of the Company to terminate their employment or agency with the Company.

4.	Non-Competition. You covenant and agree that for twelve (12) months following your termination of employment, You will not, in any geographic market in which You worked on behalf of the Company, or for which You had any sales, marketing, operational, logistical, or other management or oversight responsibility, engage in or carry on, directly or indirectly, as an owner, Employee, agent, associate, consultant, partner, or in any other capacity, a business competitive with the Business of the Company.

a.	The “Business of the Company” shall mean any business or activity involved in grocery or general merchandise retailing and supply chain logistics, including but not limited to grocery distribution, business-to-business portal, retail support services, and third-party logistics, of the type provided by the Company, or presented in concept to You by the Company at any time during your employment with the Company.

b.	To “engage or carry on” shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly-traded company) or to consult, work in, direct, or have responsibility for any area of such business, including but not limited to operations, logistics, sales, marketing, finance, recruiting, sourcing, purchasing, information technology, or customer service.

5.

Mandatory Arbitration. You covenant and agree that any controversy or claim arising out of or relating to your employment relationship with SUPERVALU of the termination of that relationship must be submitted for final and binding resolution by a private and

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impartial arbitration, under the Employment Dispute Resolution rules of the American Arbitration Association. This includes, but is not limited to, any claim that could be asserted in court or before an administrative agency or claims for which the employee has an alleged cause of action, including without limitation claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination, harassment or retaliation under local, state or federal statutes; claims for wrongful discharge; claims for violations of the Family and Medical Leave Act or any other local, state, federal or other governmental law, statute, regulation, and whether based on statute or common law. This includes claims against SUPERVALU, any of its affiliated or subsidiary entities, or its individual officers, directors, or employees.

This does not include the following claims:

a.	Claims for workers compensation or unemployment benefits

b.	Claims under the National Labor Relations Act, as amended;

c.	Claims based on current or future employee benefit and/or welfare plans that contain a dispute resolution procedure therein; or

d.	Claims by SUPERVALU for injunctive or other equitable relief based on your alleged breach of covenants under Confidentiality, Non Compete, Non Solicitation, or Non Disparagement Clauses.

The burden of proof at arbitration shall be on the party seeking relief. Each party shall bear its own costs and attorneys fees. In reaching a decision, the arbitrator shall apply the governing substantive law applicable to the claims, causes of action and defenses asserted by the parties. The arbitrator shall have the power to award all remedies that could be awarded by a court or administrative agency in accordance with the governing and applicable substantive law.

However, you agree that in the event you are terminated for Cause as defined above, that such termination will be determined by the Company in its sole discretion based on all the facts and circumstances and that the Company’s decision will be final and binding decision as approved by the Company’s Board of Directors and that decision will be final and binding.

You also agree that the arbitration procedure described herein does not alter your status as an “at-will” employee, meaning both you and SUPERVALU have the right to terminate employment at any time and for any reason.

6.	Governing Law. You agree that the internal law, and not the law of conflicts, of the State of Minnesota, shall govern all questions concerning the validity, construction and effect of this Agreement.